Exhibit 99

GRANITE CITY FOOD & BREWERY LTD.

COMPLETES SALE OF PREFERRED STOCK AND WARRANTS

                MINNEAPOLIS, December 4, 2002 — Granite City Food & Brewery Ltd. announced today that on November 27, 2002 it sold an additional 6,184 shares of Series A Convertible Preferred Stock with warrants, completing its previously announced private placement.

                Including the subscriptions payable in increments in December 2002 and March 2003, the company sold 55,600 shares of preferred stock for an aggregate of $5,560,000.  The preferred stock is convertible into an aggregate of 3,518,965 shares of common stock at a conversion price of $1.58 per share.  The preferred stock pays an 8% cumulative dividend in cash or in common stock of the company.  The company may require conversion under certain circumstances.  The preferred stock was sold with five-year warrants to purchase an aggregate of 1,759,475 shares of common stock at an exercise price of $1.58 per share.

                The net proceeds from the offering will be used to develop additional Granite City Food & Brewery restaurants currently planned for Midwestern states.

                The foregoing securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.